                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           Kimberly-Clark Corporation
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                                                   March 7, 1997

(LOGO) Kimberly-Clark Corporation

                                                     WAYNE R. SANDERS
                                                     Chairman of the Board and
                                                     Chief Executive Officer

TO OUR STOCKHOLDERS:

     On behalf of the Board of Directors and management of Kimberly-Clark Corporation, I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 17, 1997, at 11:00 a.m. at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas.

     At the Annual Meeting, stockholders will be asked to elect four directors for a three-year term, approve the selection of the Corporation's independent auditor, approve amendments to the Corporation's 1992 Equity Participation Plan and approve an amendment to the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 600 million to 1.2 billion. All these matters are fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

     It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card. However, if you wish to vote in accordance with the directors' recommendations, all you need do is sign and date the card.

     Please complete and return the proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

     If you plan to attend the meeting, please check the card in the space provided. This will assist us with meeting preparations, and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                                Sincerely,

                                                /s/ WAYNE R. SANDERS

                                                Wayne R. Sanders

                           KIMBERLY-CLARK CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 17, 1997

     The Annual Meeting of Stockholders of KIMBERLY-CLARK CORPORATION will be held at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas, on Thursday, April 17, 1997, at 11:00 a.m. for the following purposes:

        1. To elect four directors for a three-year term to expire at the 2000 Annual Meeting of Stockholders;

        2. To approve the selection of Deloitte & Touche LLP as independent auditor;

        3. To approve amendments to the Corporation's 1992 Equity Participation Plan;

        4. To approve an amendment to the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 600 million to 1.2 billion; and

        5. To take action upon any other business which properly may come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on February 18, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope. No postage is required if mailed in the United States.

     The accompanying Proxy Statement also is used to solicit voting instructions for the shares of the Corporation's common stock which are held by the trustees of the Corporation's Salaried and Hourly Employees Incentive Investment Plans and Retirement Contribution Plan and the Kimberly-Clark Tissue Company Investment Plans for Salaried and Hourly Employees for the benefit of the participants in the plans. It is important that each participant in any such plan sign, date and return the voting instruction card which is enclosed with the Proxy Statement in the business reply envelope provided. No postage is necessary if mailed in the United States.

                                            By order of the Board of Directors.

                                            /s/ DONALD M. CROOK

                                            Donald M. Crook
                                            Vice President and Secretary

P. O. Box 619100
Dallas, Texas 75261-9100
March 7, 1997

                                PROXY STATEMENT

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
March 7, 1997

INTRODUCTION

     The accompanying proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation, a Delaware corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held on April 17, 1997 and at any adjournment thereof. Proxies in the accompanying form, properly signed and received in time for the meeting, will be voted as instructed. If no instructions are given, proxies will be voted for the election of directors, the approval of the selection of the Corporation's independent auditor, the approval of amendments to the Corporation's 1992 Equity Participation Plan and the approval of an amendment to the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 600 million to 1.2 billion (the "Charter Amendment"). Any proxy may be revoked by the stockholder granting it at any time before it is voted by delivering to the Secretary of the Corporation another signed proxy card, or a signed document revoking the earlier proxy.

     Each stockholder of record at the close of business on February 18, 1997 will be entitled to one vote for each share registered in such stockholder's name. As of that date, there were outstanding 280,341,887 shares of common stock of the Corporation.

     The entire cost of the proxy solicitation, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material to beneficial owners, will be borne by the Corporation. In addition to the use of the mail, solicitation may be made by telephone or otherwise by regular employees of the Corporation. If undertaken, the expense of such solicitation would be nominal. The Corporation has retained W.F. Doring & Co., Inc. to aid in the solicitation of proxies from its stockholders. The fees of such firm are estimated to be $10,000, plus reimbursement of out-of-pocket expenses.

     Stockholders' proxies are received by the Corporation's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders request disclosure or write comments on their proxy cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, the Corporation will receive vote tallies from time to time from the independent proxy processing agent, but such tallies will provide aggregate data rather than names of stockholders. The agent will notify the Corporation if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

     The Corporation intends to mail this Proxy Statement and proxy card, together with the 1996 Annual Report to Stockholders, to the stockholders on March 7, 1997. If a stockholder is a participant in the Corporation's Automatic Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the stockholder's account in such plan, as well as shares registered in the stockholder's name.

     The Corporation also intends to mail this Proxy Statement, the 1996 Annual Report to Stockholders and a voting instruction card, which is solicited on behalf of the Board of Directors of the Corporation, on March 7, 1997 to each participant in the Corporation's Salaried and Hourly Employees Incentive Investment Plans and Retirement Contribution Plan and the Investment Plans for Salaried and Hourly Employees of Kimberly-Clark Tissue Company, a wholly owned subsidiary of the Corporation ("K-C Tissue"). Both the trustee of the Corporation's plans, First Trust N.A., and the trustee of K-C Tissue's plans, The Bank of New York, as the stockholders of record of shares of the common stock of the Corporation held in the plans, will vote whole shares of stock attributable to each participant's interest in the plans in accordance with the directions such participant gives on such voting instruction card, or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.

     Under Section 216 of the Delaware General Corporation Law and the Corporation's By-laws, a majority of the shares of the Corporation's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. In all matters other than the election of directors and the Charter Amendment, the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions are treated as votes against a proposal and broker non-votes have no effect on the vote. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Approval of the Charter Amendment requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

PROPOSAL 1. ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors shall consist of not less than 11 nor more than 25 members, as determined from time to time by the affirmative vote of a majority of the entire Board of Directors, and that the Board shall be divided into three classes. Directors of one class are elected each year for a term of three years. As of the date of this Proxy Statement, the Board of Directors consists of 12 members, four of whom have terms which expire at this year's Annual Meeting (Class of 1997), four of whom have terms which expire at the 1998 Annual Meeting (Class of 1998), and four of whom have terms which expire at the 1999 Annual Meeting (Class of 1999).

     The four nominees for director set forth on the following pages are proposed to be elected at the Annual Meeting to serve for a term to expire at the 2000 Annual Meeting of Stockholders (Class of 2000) and until their successors are elected and have qualified. Should any such nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised the Corporation that they will serve if elected. The remaining eight directors will continue to serve as directors for the terms set forth on the following pages.

     The nominees for director are such that immediately after the election of such nominees to the Board of Directors, a majority of all directors holding office shall be "Independent Directors" as that term is defined in By-Law 24 of the Corporation's By-Laws. Generally, the By-Law provides that individuals are Independent Directors if they are not employed by the Corporation or its subsidiaries or equity companies and do not have, and are not affiliated with an entity that has, business transactions or relationships with the Corporation or its subsidiaries that are required to be disclosed in the Corporation's proxy statement. The By-Law provides the Audit Committee of the Board of Directors with authority to determine that an individual who has a transaction or relationship disclosed in the proxy statement is nevertheless an Independent Director if it determines by resolution that such person is independent of management and free from any relationship that would interfere with such person's independent judgment as a Board member.

CERTAIN INFORMATION REGARDING DIRECTORS AND NOMINEES

     The names of the directors continuing in office and nominees, their ages as of the date of the Annual Meeting, the year each first became a director, their principal occupations during at least the past five years, other directorships held by each as of the date hereof and certain other biographical information are set forth on the following pages by Class, in the order of the next Class to stand for election.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                     FOR A THREE-YEAR TERM EXPIRING AT THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2000)

                             WILLIAM O. FIFIELD                                   Partner
                                                                          Sidley & Austin

                             Mr. Fifield, age 50, has served as a partner in the law firm
[Photo]                      of Sidley & Austin since 1977. He is the managing partner in the firm's Dallas office, a member of the firm's executive committee, and a member of the firm's accounting and finance and international operations committees. He has been a
                             director of the Corporation since 1995.

-----------------------------------------------------------------------------------------

                             WAYNE R. SANDERS                   Chairman of the Board and
                                                                  Chief Executive Officer

                             Mr. Sanders, age 49, has served as Chief Executive Officer of the Corporation since 1991 and Chairman of the Board of the Corporation since 1992. He previously had been elected
                             President and Chief Operating Officer in 1990. Employed by
                             the Corporation in 1975, Mr. Sanders was appointed Vice
                             President of Kimberly-Clark Canada Inc., a wholly owned
[Photo]                      subsidiary of the Corporation, in 1981 and was appointed
                             Director and President in 1984. Mr. Sanders was elected
                             Senior Vice President of Kimberly-Clark Corporation in 1985
                             and was appointed President - Infant Care Sector in 1987,
                             President - Personal Care Sector in 1988 and President -
                             World Consumer, Nonwovens and Service and Industrial
                             Operations in 1990. Mr. Sanders is a director of Adolph
                             Coors Company, Coors Brewing Company and Texas Commerce
                             Bank, National Association. He also is a member of the
                             Marquette University Board of Trustees and is a national
                             trustee of the Boys and Girls Clubs of America. He has been a director of the Corporation since 1989.

-----------------------------------------------------------------------------------------

                             WOLFGANG R. SCHMITT                Chairman of the Board and
                                                                  Chief Executive Officer
                                                                  Rubbermaid Incorporated

                             Mr. Schmitt, age 53, has served as Chairman of the Board of
                             Rubbermaid Incorporated since 1993, and as Chief Executive
[Photo]                      Officer since 1992. He previously was elected President and
                             Chief Operating Officer in 1991, Executive Vice President in
                             1987 and President of the Home Products Division in 1984. He
                             joined Rubbermaid Incorporated in 1966 and has been employed in various marketing and research and development
                             assignments. Mr. Schmitt is a director of Rubbermaid
                             Incorporated and Parker-Hannifin Corporation and serves as a trustee of Otterbein College. He has been a director of the
                             Corporation since 1994.

-----------------------------------------------------------------------------------------

                             RANDALL L. TOBIAS                 Chairman of the Board and
                                                                 Chief Executive Officer
                                                                   Eli Lilly and Company

                             Mr. Tobias, age 55, is chairman of the board and chief
                             executive officer of Eli Lilly and Company. He was named to that position in June 1993. He had previously been vice
[Photo]                      chairman of the board of AT&T since 1986, and had been
                             employed by AT&T since 1964. In addition to Kimberly-Clark
                             Corporation, Mr. Tobias is a director of Eli Lilly and
                             Company, Phillips Petroleum, Inc. and Knight-Ridder, Inc. He
                             is a member of the Business Council and the Business
                             Roundtable. He is vice chairman of the board of trustees of
                             Duke University, and a trustee of the Colonial Williamsburg
                             Foundation. He has been a director of the Corporation since
                             1994.

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             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRING AT THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 1998)

                             PASTORA SAN JUAN CAFFERTY                         Professor
                                                                   University of Chicago

                             Mrs. Cafferty, age 56, has served as a Professor since 1985 at the University of Chicago's School of Social Service
[Photo]                      Administration where she has been a member of the faculty
                             since 1971. Mrs. Cafferty is a director of the People's
                             Energy Corporation, WMX Technologies, Inc., The Lyric Opera,
                             and Rush-Presbyterian-St. Luke's Medical Center in Chicago.
                             She has been a director of the Corporation since 1976.

-----------------------------------------------------------------------------------------

                             CLAUDIO X. GONZALEZ                    Chairman of the Board
                                                                    and Managing Director
                                                                           Kimberly-Clark
                                                                   de Mexico, S.A. de C.V.

                             Mr. Gonzalez, age 62, has served as Chairman of the Board
                             and Managing Director of Kimberly-Clark de Mexico, S.A. de
                             C.V., an equity company of the Corporation and a producer of disposable consumer products, pulp, and writing and other
                             papers, since 1973. He was employed by the Corporation in
[Photo]                      1956 and by Kimberly-Clark de Mexico, S.A., the predecessor of Kimberly-Clark de Mexico, S.A. de C.V., in 1957. Mr.
                             Gonzalez was elected Vice President of Operations of
                             Kimberly-Clark de Mexico, S.A. in 1962 and Executive Vice
                             President and Managing Director in 1966. He is a director of
                             Kellogg Company, General Electric Company, The Mexico Fund,
                             Planet Hollywood International, Banco Nacional de Mexico,
                             Grupo Industrial ALFA, Grupo Modelo, Grupo Carso and
                             Telefonos de Mexico, and is a member of the Advisory Council of the Stanford University Graduate School of Business. He
                             has been a director of the Corporation since 1976.

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

                             LOUIS E. LEVY              Retired Partner and Vice Chairman
                                                                        KPMG Peat Marwick

                             Mr. Levy, age 64, served as a partner of KPMG Peat Marwick or its predecessor firms from 1968 until his retirement from that firm in 1990. He had been a member of the board of
[Photo]                      directors of KPMG Peat Marwick or its predecessor firms from
                             1978 until his retirement. In addition, he was Vice Chairman of KPMG Peat Marwick, responsible for Professional Standards and Quality Assurance. Mr. Levy is a member of the boards of directors of Household International, Inc. and the Alex,
                             Brown/Flag Investors Group of Mutual Funds. He is Chairman
                             Emeritus of the National Multiple Sclerosis Society. He has
                             been a director of the Corporation since 1991.

-----------------------------------------------------------------------------------------

                             LINDA JOHNSON RICE                       President and Chief
                                                                        Operating Officer
                                                         Johnson Publishing Company, Inc.

                             Mrs. Johnson Rice, age 39, has served as President and Chief
[Photo]                      Operating Officer of Johnson Publishing Company, Inc., a
                             multi-media company, since 1987. She joined that company in
                             1980 and became Vice President in 1985. Mrs. Johnson Rice is a director of Bausch & Lomb Incorporated and Viad
                             Corporation. She has been a director of the Corporation
                             since 1995.

------------------------------------------------------------------------------------------

                                           TERM EXPIRING AT THE
                                   1999 ANNUAL MEETING OF STOCKHOLDERS
                                            (CLASS OF 1999)

                             JOHN F. BERGSTROM                     President and Chief
                                                                     Executive Officer
                                                                 Bergstrom Corporation

                             Mr. Bergstrom, age 50, has served as President and Chief
                             Executive Officer of Bergstrom Corporation, Neenah,
                             Wisconsin, for more than the past five years. Bergstrom
[PHOTO]                      Corporation owns and operates hotels, and automobile sales and leasing businesses, in Wisconsin. Mr. Bergstrom is a
                             director of the Wisconsin Energy Corporation, Universal
                             Foods Corporation, The First National Bank-Fox Valley,
                             Midwest Express Holdings, Inc., and the Green Bay Packers.
                             He also is a member of the Board of Trustees of Marquette
                             University, the Medical College of Wisconsin and the General
                             Motors Dealer Marketing Council. He has been a director of the Corporation since 1987.

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                                        5


                             PAUL J. COLLINS                              Vice Chairman
                                                             Citicorp and Citibank, N.A.

                             Mr. Collins, age 60, has served as Vice Chairman of Citicorp and its principal subsidiary, Citibank, N.A., New York, New
                             York, since 1988. He previously was elected Senior Corporate
[Photo]                      Officer and Chief Planning Officer of those companies in
                             1985, and Group Executive of those companies in 1984. He
                             joined Citicorp in 1961 and served as Executive Vice
                             President prior to becoming Group Executive. Mr. Collins
                             also is a director of Citicorp and Citibank, N.A., and a
                             trustee of Carnegie Hall Corporation and the Central Park
                             Conservancy. He has been a director of the Corporation since
                             1983.

-----------------------------------------------------------------------------------------

                             ROBERT W. DECHERD           Chairman of the Board, President,
                                                              and Chief Executive Officer,
                                                                    A.H. Belo Corporation

                             Mr. Decherd, age 46, has served as Chairman of the Board and
                             Chief Executive Officer of A.H. Belo Corporation, a
[Photo]                      broadcasting and publishing company, since January 1987. Mr.
                             Decherd became President of that company in January 1994,
                             and previously served as President from January 1985 through
                             December 1986. From January 1984 through December 1986, he served as Chief Operating Officer. He has been a director of that company since 1976. Mr. Decherd is a director of CCBG
                             Corporation and the Tomas Rivera Policy Institute. He has
                             been a director of the Corporation since February 1996.

-----------------------------------------------------------------------------------------

                             FRANK A. MCPHERSON              Retired Chairman of the Board
                                                               and Chief Executive Officer
                                                                   Kerr-McGee Corporation

                             Mr. McPherson, age 63, served as Chairman of the Board and
                             Chief Executive Officer of Kerr-McGee Corporation, a natural resources company, from 1983 until his retirement from such offices on February 1, 1997. Previously, he served as
[Photo]                      President of that company from 1980 to 1983, and Vice
                             Chairman from 1978 to 1980. He joined Kerr-McGee Corporation in 1957 and held various assignments in oil, natural gas and coal operations and chemical manufacturing. Mr. McPherson is a director of Kerr-McGee Corporation, Tri-Continental
                             Corporation, Seligman Quality Fund, Inc., Seligman Select
                             Municipal Fund, Inc., Seligman Group of Mutual Funds, and
                             Bank of Oklahoma Financial Corporation. He has been a
                             director of the Corporation since 1990.

--------------------------------------------------------------------------------

                                        6




SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of December 31, 1996 regarding the number of shares of the common stock of the Corporation beneficially owned by all directors and nominees, by each of the executive officers named in "Executive Compensation" below, and by all directors, nominees and executive officers as a group. The share amounts below do not reflect adjustment for the stock dividend to be paid April 2, 1997 to stockholders of record on March 7, 1997 in order to effect a two-for-one stock split of the Corporation's common stock (the "Stock Split").

                   NAME OF INDIVIDUAL OR                          AMOUNT AND NATURE OF
                     IDENTITY OF GROUP                        BENEFICIAL OWNERSHIP(1)(2)(3)
                   ---------------------                      -----------------------------
John F. Bergstrom...........................................                4,300
Pastora San Juan Cafferty...................................                1,870(4)
Paul J. Collins.............................................                4,300(4)
Robert W. Decherd...........................................                4,900(5)
O. George Everbach..........................................               90,041(6)
Thomas J. Falk..............................................               95,033(6)
William O. Fifield..........................................                1,300(4)
Claudio X. Gonzalez.........................................               52,000
Louis E. Levy...............................................                2,000(4)
James T. McCauley...........................................              188,181(6)
Frank A. McPherson..........................................                3,400(7)
Linda Johnson Rice..........................................                1,300
Wayne R. Sanders............................................              412,511(6)(8)
Wolfgang R. Schmitt.........................................                  800(4)
Kathi P. Seifert............................................               71,630(6)
Randall L. Tobias...........................................                1,300(4)
All directors, nominees and executive officers as a group...            1,164,444(6)(9)

---------------

(1) Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

(2) Each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, own less than one percent of the outstanding shares of the Corporation's common stock.

(3) For each director who is not an officer or employee of the Corporation or any of its subsidiaries or equity companies, share amounts include shares issued pursuant to the Outside Directors' Stock Compensation Plan. See "Executive Compensation - Compensation of Directors."

(4) In addition to the shares listed in the table which are beneficially owned, the following directors have stock credits allocated to their deferred compensation accounts as of December 31, 1996 under the Corporation's deferred compensation plan for directors: Mrs. Cafferty, 10,327 credits; Mr. Collins, 20,473 credits; Mr. Fifield, 945 credits; Mr. Levy, 2,606 credits; Mr. Schmitt, 1,641 credits; and Mr. Tobias, 2,263 credits. The accounts reflect the election of the directors to defer into stock credits compensation previously earned by them as directors of the Corporation. Although such directors are fully at risk as to the price of the Corporation's common stock represented by stock credits, such stock credits are not shares of stock and the directors do not have any rights as holders of common stock with respect to such stock credits. See "Executive Compensation-Compensation of Directors" for additional information concerning such deferred stock accounts.

(5) Includes 1,000 shares held by a trust for which Mr. Decherd serves as trustee and with respect to which Mr. Decherd disclaims beneficial ownership.

(6) Includes the following shares which could be acquired within 60 days of December 31, 1996 by: Mr. Everbach, 59,904 shares; Mr. Falk, 83,550 shares; Mr. McCauley, 114,301 shares; Mr. Sanders, 343,282 shares; Ms. Seifert, 64,836 shares; and all directors, nominees and executive officers as a group, 826,627, shares. Also, shares of common stock held by the trustee of the Corporation's Salaried Employees Incentive Investment Plan for the benefit of, and which are attributable to the accounts in the plan of, the respective directors, nominees and executive officers above are included in this table.

(7) Mr. McPherson shares voting and investment power with respect to 3,100 shares.

(8) Excludes 10,880 shares held in trust for the benefit of Mr. Sanders' children with respect to which Mr. Sanders disclaims beneficial ownership.

(9) Voting and investment power with respect to 3,100 of such shares is shared.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     In 1996, the Corporation and certain of its subsidiaries retained the legal services of Sidley & Austin, Chicago, Illinois. Total fees paid in 1996 to Sidley & Austin for services rendered to the Corporation and such subsidiaries were $3,052,128. William O. Fifield, a director of the Corporation, is a partner in that firm. Management believes that the cost of services so rendered by Sidley & Austin during 1996 was reasonable compared with the cost of obtaining similar services from an unaffiliated third party. The Corporation and certain of its subsidiaries expect to retain Sidley & Austin in 1997.

     The Corporation paid $847,000 to Bergstrom Corporation in 1996 for hotel, lodging, and automobile rental and purchasing costs. John F. Bergstrom and Richard A. Bergstrom, his brother, own 75 percent and 25 percent, respectively, of Bergstrom Corporation. In addition, the Corporation leases office space in Neenah and Menasha, Wisconsin from Neenah Downtown Redevelopment Associates Limited Partnership and Downtown Menasha Associates Limited Partnership, respectively, two partnerships engaged in the redevelopment of downtown real estate in such cities. John F. Bergstrom owns a 15 percent limited partner interest in each such partnership. During 1996, rental payments made by the Corporation to such partnerships totaled $631,000 and $118,000, respectively.

     During 1996, K-C Aviation Inc., a wholly owned subsidiary of the Corporation, serviced and managed a corporate aircraft owned by Bergstrom Pioneer Auto and Truck Leasing ("Bergstrom Leasing"), a wholly owned subsidiary of Bergstrom Corporation. In addition, during 1996, the Corporation provided certain pilot services to Bergstrom Corporation with respect to such aircraft. The total fees paid in 1996 to K-C Aviation Inc. and the Corporation by Bergstrom Leasing and Bergstrom Corporation for such services rendered were $397,000.

     Management believes that the amounts charged and paid in connection with the foregoing arrangements were reasonable compared with the amounts which would be charged and paid for similar services or products from an unaffiliated third party. The Corporation and K-C Aviation Inc. expect to engage in similar transactions with Bergstrom Corporation, Bergstrom Leasing and the two partnerships in 1997.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met seven times in 1996. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served, and the average attendance for each such Director at such meetings was 97%.

     The standing committees of the Board include, among others, the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Audit Committee, currently composed of Mr. Collins, Chairman, Mr. Bergstrom, Mr. Decherd, Mrs. Johnson Rice and Mr. Schmitt, met three times during 1996. The Committee selects, subject to stockholder approval, and engages independent auditors to audit the books, records and accounts of the Corporation, determines the scope of such audits, and establishes policy in connection with internal audit programs of the Corporation.

     The Compensation Committee, currently composed of Mr. Levy, Chairman, Mrs. Cafferty and Mr. Tobias, met three times during 1996. The nature and scope of the Committee's responsibilities are set forth below under "Executive Compensation - Board Compensation Committee Report on Executive Compensation."

     The Nominating Committee, currently composed of Mr. McPherson, Chairman, Mr. Fifield and Mr. Gonzalez, met twice during 1996. The Committee proposes and considers suggestions for candidates for membership on the Board, and recommends candidates to the Board to fill Board vacancies. It also proposes to the Board a slate of directors for submission to the stockholders at the Annual Meeting.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

     The Nominating Committee of the Board of Directors considers nominees recommended by stockholders as candidates for election to the Board of Directors at the Annual Meeting of Stockholders. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make such a nomination. The notice of nomination must be received by the Corporation not less than 50 days nor more than 75 days prior to the stockholders' meeting, or if the Corporation gives less than 60 days' notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Corporation may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a director. A nomination which does not comply with the above procedure will be disregarded.

EXECUTIVE COMPENSATION

     The table which follows sets forth information concerning compensation for each of 1994, 1995 and 1996 awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers of the Corporation other than the chief executive officer whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                             ANNUAL COMPENSATION                COMPENSATION
                                     -----------------------------------   ----------------------
                                                                             AWARDS
                                                                           ----------    PAYOUTS
                                                               OTHER       SECURITIES   ---------
                                                               ANNUAL      UNDERLYING     LTIP       ALL OTHER
                                                            COMPENSATION    OPTIONS      PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)      ($)(2)        (#)(3)        ($)         ($)(4)
---------------------------   ----   ---------   --------   ------------   ----------   ---------   ------------
Wayne R. Sanders              1996    800,000    895,488(1)    1,415        105,000     1,233,089      4,500
Chairman of the Board         1995    800,000    844,800(1)    4,160        248,159             0      4,500
and Chief Executive Officer   1994    750,000    384,384(1)    8,824              0       476,437      4,500

O. George Everbach            1996    362,500    296,800         400         40,000       493,235      4,500
Senior Vice President - Law   1995    340,000    243,200           0         20,679             0      4,500
and Government Affairs        1994    330,000    121,722           0              0        21,990      4,500

Thomas J. Falk                1996    350,000    390,080       4,672         40,000       164,411      4,500
Group President -             1995    300,000    296,667         912         62,039             0      4,500
Tissue, Pulp and Paper        1994    266,667    210,210       2,284              0             0      4,500

James T. McCauley             1996    375,000    339,200           0         30,000       575,441      4,500
Executive Vice President      1995    350,000    320,000       1,534         31,019             0      4,500
                              1994    330,000    145,600           0              0       179,580      4,500

Kathi P. Seifert              1996    300,000    339,200         830         30,000        79,061      4,500
Group President -             1995    265,000    296,667           0         62,039             0      4,500
North American Personal       1994    185,000    132,396(1)        0              0        14,660      4,500
Care Products

---------------

(1) Includes amounts voluntarily deferred by the executive officer under the Corporation's Deferred Compensation Plan. The Deferred Compensation Plan allows executive officers to defer portions of current base salary and bonus compensation otherwise payable during the year. See "Board Compensation Committee Report on Executive Compensation-Tax Deduction for Executive Compensation" below for a more complete description of the plan.

(2) Amounts shown consist entirely of amounts reimbursed for federal and state income taxes on certain personal and spousal travel required for company purposes. The value of such travel did not, for any of the executive officers named above, exceed, in the aggregate, $50,000 in 1994, 1995 or 1996.

(3) Options are shown on a pre-Stock Split basis. The number of options granted in 1995 reflect adjustments made by the Compensation Committee in December 1995 to preserve the benefit to participants in connection with, and give effect to, the spin-off by the Corporation on November 30, 1995 of the stock of Schweitzer-Mauduit International, Inc.

(4) Amounts shown consist solely of the Corporation's matching contributions under the Corporation's Salaried Employees Incentive Investment Plan.

     The policies and practices of the Corporation pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded is described under "Board Compensation Committee Report on Executive Compensation" below.

     The table which follows sets forth information (on a pre-Stock Split basis) concerning grants of stock options during 1996 to each of the executive officers who is named in the Summary Compensation Table and the potential realizable value of such options at assumed annual rates of stock price appreciation for the option term.

                            OPTION GRANTS IN 1996(1)

                                            INDIVIDUAL GRANTS
                           ----------------------------------------------------
                           NUMBER OF                                              POTENTIAL REALIZABLE VALUE AT
                           SECURITIES    % OF TOTAL                               ASSUMED ANNUAL RATES OF STOCK
                           UNDERLYING     OPTIONS                                 PRICE APPRECIATION FOR OPTION
                            OPTIONS      GRANTED TO    EXERCISE OR                           TERM(2)
                            GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   ------------------------------
           NAME               (#)       FISCAL YEAR      ($/SH)         DATE      0%($)     5%($)       10%($)
           ----            ----------   ------------   -----------   ----------   -----   ---------   ----------
Wayne R. Sanders..........  105,000          7.3         79.875       2/12/06       0     5,274,461   13,366,519
O. George Everbach........   40,000          2.8         79.875       2/12/06       0     2,009,318    5,092,007
Thomas J. Falk............   40,000          2.8         79.875       2/12/06       0     2,009,318    5,092,007
James T. McCauley.........   30,000          2.1         79.875       2/12/06       0     1,506,989    3,819,005
Kathi P. Seifert..........   30,000          2.1         79.875       2/12/06       0     1,506,989    3,819,005

---------------

(1) The plans governing stock option grants provide that the option price per share shall be no less than 100 percent of the market value per share of the Corporation's common stock at the date of grant. The term of any option is no more than 10 years from the date of grant. Options granted in 1996 become exercisable 30 percent after the first year following the grant thereof, an additional 30 percent after the second year and the remaining 40 percent after the third year; provided however, that all such options become exercisable upon the death, total and permanent disability, or retirement of the officer and options granted in 1996 under certain foreign regulations become 100 percent exercisable after three years.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by, and the 0% rate permitted by, Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the Corporation's stock price.

     The table which follows sets forth information (on a pre-Stock Split basis) concerning exercises of stock options during 1996 by each of the executive officers who is named in the Summary Compensation Table and the value of each such officer's unexercised options as of December 31, 1996 based on a closing stock price of $95.25 per share of the Corporation's common stock on such date:

                      AGGREGATED OPTION EXERCISES IN 1996
                   AND OPTION VALUES AS OF DECEMBER 31, 1996

                                                                            NUMBER OF          VALUE OF
                                                                            SECURITIES       UNEXERCISED
                                                                            UNDERLYING       IN-THE-MONEY
                                                                           UNEXERCISED        OPTIONS AT
                                                                            OPTIONS AT       DECEMBER 31,
                                                                           DECEMBER 31,        1996 ($)
                                         SHARES ACQUIRED       VALUE         1996 (#)
                                           ON EXERCISE       REALIZED      EXERCISABLE/      EXERCISABLE/
                  NAME                         (#)              ($)       UNEXERCISABLE     UNEXERCISABLE
                  ----                   ----------------    ---------    --------------    --------------
Wayne R. Sanders........................      80,104         4,763,700       237,334          10,669,233
                                                                             278,711           9,594,658
O. George Everbach......................      10,000           435,650        41,700           1,955,894
                                                                              54,475           1,279,982
Thomas J. Falk..........................       6,000           256,890        52,938           2,299,532
                                                                              83,427           2,610,036
James T. McCauley.......................       1,520            66,979        62,588           3,061,154
                                                                              51,713           1,458,745
Kathi P. Seifert........................       3,722           134,867        37,224           1,647,162
                                                                              73,427           2,456,286

     The table which follows sets forth information (on a pre-Stock Split basis) concerning grants of participation share awards during 1996 to each of the executive officers who is named in the Summary Compensation Table and the estimated future payouts with respect thereto:

                 LONG-TERM INCENTIVE PLANS -- AWARDS IN 1996(1)

                                                     PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER
                                       NUMBER OF       OR OTHER       NON-STOCK PRICE-BASED PLANS
                                     SHARES, UNITS   PERIOD UNTIL   -------------------------------
                                       OR OTHER       MATURATION    THRESHOLD    TARGET     MAXIMUM
                NAME                   RIGHTS(#)      OR PAYOUT        ($)       ($)(2)       ($)
                ----                 -------------   ------------   ---------   ---------   -------
Wayne R. Sanders....................    35,000          5 years        N/A      2,018,100     N/A
O. George Everbach..................    20,000          5 years        N/A      1,153,200     N/A
Thomas J. Falk......................    20,000          5 years        N/A      1,153,200     N/A
James T. McCauley...................    15,000          5 years        N/A        864,900     N/A
Kathi P. Seifert....................    15,000          5 years        N/A        864,900     N/A

---------------

(1) Pursuant to the plans governing participation shares, each participation share is assigned a base value equal to the book value of one share of the Corporation's common stock as of the close of the fiscal year immediately prior to the award. Each share in a participant's account is assigned a dividend rate equal to the rate declared on the Corporation's common stock. At the end of each fiscal quarter the amount of such dividends is determined by multiplying the total cash dividend declared per share of the Corporation's common stock during such quarter by the total of the participation shares and dividend shares in the participant's account. Such amount, when divided by the book value of one share of the Corporation's common stock at the close of such fiscal quarter, is the number of dividend shares credited to a participant's account for such quarter.

    However, the plans provide that no dividend shares will be credited to a participant's account in any quarter in which the total cash dividends per share of common stock (on a pre-Stock Split basis) are (i) less than $.31 in the case of the 1986 Equity Participation Plan (the "1986 Plan") and $.41 in the case of the 1992 Equity Participation Plan (the "1992 Plan") or (ii) less than the total cash dividends per share of common stock for the same quarter of the immediately preceding year. In addition, in any quarter in which the dividend is less than the dividend for the same quarter of the preceding year, the book value of the participation shares will be reduced by the difference in the dividend amounts between the two quarters.

    The normal maturity date of a participation share award will be the close of the fiscal year in which the fifth or seventh anniversary of the date of the award occurs. Within 90 days after such maturity date, the participant is entitled to receive a cash payment equal to the sum of (i) the increase (if any) in book value of the participation shares on the maturity date of the award over the base value of such shares, and (ii) the book value of the dividend shares on the maturity date (equal to the book value of an equivalent number of shares of the Corporation's common stock).

    Under the 1986 Plan, the Compensation Committee may adjust the definition of book value for purposes of the plan to preserve the benefits to the participants and the Corporation contemplated thereby in the event of certain unusual or extraordinary transactions or events that materially affect the Corporation's net income, book value, shares of common stock outstanding or stockholders' equity. The book value for purposes of awards made pursuant to the 1992 Plan shall be adjusted to exclude the effect of stock repurchases and changes in the Corporation's accounting policies. In addition, the 1992 Plan provides that up to 50 percent of the payment of matured participation share awards may be made in the form of Corporation common stock as determined by the Compensation Committee when the award is granted.

(2) Under the 1992 Plan, there is no threshold or maximum payout. Based on the Corporation's 1996 performance, the target amounts assume a 22.4% annual increase in the book value of the Corporation's common stock (as determined in accordance with the 1992 Plan) during the term of the award, and a $.02 per share annual increase in the quarterly dividend rate. These assumptions are not intended to be a forecast of future performance by the Corporation.

    BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation is composed entirely of directors who are not, and have never been, officers or employees of the Corporation. The Board designates the members and the Chairperson of such committee. The Compensation Committee also constitutes the stock option committee for the stock option plans of the Corporation with respect to which information regarding stock option grants and exercise transactions is disclosed in this Proxy Statement. In addition, the Compensation Committee is responsible for establishing and administering the policies which govern annual compensation and long-term incentive awards. The Compensation Committee periodically evaluates the Corporation's compensation programs, and compares them with those of other companies, both within the Corporation's peer industry group and other large industrial companies.

     The companies which the Compensation Committee uses for making base salary comparisons include some, but not all, of the companies appearing in the indexes of the performance graph below. The first group used for comparison is composed of 22 companies which have significant consumer businesses (the "Consumer Company Group"), of which the Corporation is about median in terms of annual sales and with which the Corporation competes in its businesses and/or for executive talent. The second group used for comparison is composed of 159 industrial companies with annual sales exceeding $1 billion (the "Industrial Company Group"), of which the Corporation is in about the 84th percentile in terms thereof. Written salary information concerning the compensation practices of these two groups of companies was provided to the Corporation by two independent consultants.

     In determining the compensation to be paid to executive officers in 1996, the Compensation Committee employed compensation policies designed to align such compensation with the Corporation's overall business strategy, values and management initiatives. Such policies are intended to (i) reward executives for long-term strategic management and the enhancement of stockholder value through stock option and long-term incentive awards, (ii) support a performance-oriented environment that rewards achievement of internal company goals and recognizes company performance compared to the performance of similarly situated companies and of other large industrial companies through the annual payment of cash bonuses, and (iii) attract and retain executives whose abilities are considered essential to the long-term success and competitiveness of the Corporation through the Corporation's salary administration program.

    Salaries for 1996

     In determining base salaries of executive officers, the Compensation Committee compares the executive officers' salaries to those for similar positions in the two groups of companies referred to above, with primary emphasis placed upon the Consumer Company Group so that the Committee may compare data on specific salary levels for comparable positions. The Compensation Committee's policy is to set executive officers' salaries at or near the median salary level of such companies, with the salary of the Chief Executive Officer set at or near the median salary level for chief executive officers of the Consumer Company Group. In implementing such policy, the Compensation Committee also considers the individual performance of the officer, the performance of the unit over which the officer has responsibility (primarily based upon the operating profit of such unit), the performance of the Corporation (primarily based upon earnings per share and return on average stockholders' equity), and the officer's tenure. No specific weight is assigned to any individual factor. Salary actions taken by the Compensation Committee with respect to the executive officers in 1996 were consistent with the policies and practices described above.

    Cash Bonus Awards for 1996

     The cash bonus awards for 1996 set forth in the Summary Compensation Table were based on the Corporation's Management Achievement Award Program. The Compensation Committee's policy is to provide opportunities to an executive officer for cash bonuses under such program which, together with his or her base salary, are within the third quartile (that quartile between the 50th and 75th percentile) of compensation for the Industrial Company Group if such officer's goals have been fully met during the year. In determining such target cash bonus awards, the Compensation Committee places primary emphasis on data for the Industrial Company Group, as opposed to the Consumer Company Group, because such data represents the performance based compensation practices of a broadly based group of companies.

     Actual annual cash bonus awards are determined by measuring performance against specific goals established at the beginning of each year. The goals take into account, depending on the responsibility of the individual, one or more of the following: the individual's performance; the performance of the functional group or unit with which the individual is associated (primarily based upon the operating profit of such unit); and the overall performance of the Corporation (primarily based upon earnings per share and return on average stockholders' equity). An executive officer's goals are designed to reflect the relationship of his or her responsibilities to the Corporation's long-term goal of maintaining a sustainable annual return on average stockholders' equity of 20 percent (the "Return on Equity Goal"). Such goals may or may not be equally weighted and will vary from one executive officer to another. The opportunities for cash bonus awards for the executive officers in 1996 were consistent with the policies and practices described above. Certain performance objectives were exceeded for 1996 (primarily the earnings per share goal); therefore, bonus awards for certain officers, and all of the executive officers named in the Summary Compensation Table, exceeded target levels in 1996.

     Based upon comparison of the most recent data provided by the independent consultants described above, the cash bonuses paid to the named executive officers, taken together with base salaries, were within the third quartile of such compensation for comparable officers in the Industrial Company Group.

     Cash bonuses for 1996 were based entirely on corporate performance for the executive officers named in the Summary Compensation Table, although on a subjective basis, individual performance also was a factor.

    Participation Shares and Stock Options

     The Corporation maintains the 1986 Equity Participation Plan and the 1992 Equity Participation Plan (collectively, the "Equity Plans"), pursuant to which stock option grants and long-term incentive awards have been made to executive officers. The Equity Plans are intended to provide a means of encouraging the acquisition of an ownership interest in the Corporation by those employees, including executive officers, who contribute materially by managerial, scientific or other innovative means to the success of the Corporation, thereby increasing their motivation for and interest in the Corporation's long-term success.

     The 1986 Equity Participation Plan has expired, and no additional awards can be made under such plan. However, all awards outstanding on the expiration date of such Equity Plan remain in full force and effect in accordance with its terms.

     The number of long-term incentive or stock option awards granted to an executive officer is based principally on such officer's position and the compensation practices of the Consumer Company Group. The Compensation Committee's policy is for the value of such awards, on an annualized basis, to be within the third quartile with respect to similar awards made by the companies comprising such group. In implementing such policy, the Compensation Committee also considers the individual performance of the officer. The Committee does not determine the size of such grants by reference to the amount and value of awards currently held by an executive officer. However, the Compensation Committee takes into account the timing and size of prior grants to an executive officer. The payout resulting from any long-term incentive or stock option award is based on the growth in the book value and market value, respectively, of the Corporation's common stock subsequent to the grant of such awards.

     The Equity Plans employ book value through the use of participation shares and dividend shares, each of which, when awarded, is credited to a participant's memorandum account. For a description of the material terms of participation share awards pursuant to the Equity Plans, see note 1 to the table above entitled "Long-Term Incentive Plans - Awards in 1996."

     The Equity Plans also employ market value as a basis for rewarding performance through the use of tax-qualified and nonqualified stock options. For a description of the material terms of stock option grants pursuant to the Equity Plans, see note 1 to the table above entitled "Option Grants in 1996."

    1996 Compensation of the Chief Executive Officer

     The Compensation Committee reviews and adjusts the Chief Executive Officer's salary every two years. The Committee based the 1996 compensation of the Chief Executive Officer on the policies and practices described above. Based upon comparison of the data provided by the independent consultants described above, Mr. Sanders' salary in 1996 was within the second quartile of salary levels of the chief executive officers of the Consumer Company Group.

     The cash bonus which was paid to Mr. Sanders for 1996 was primarily in recognition of the progress, as determined by the members of the Board of Directors who are not officers or employees of the Corporation or any of its subsidiaries or equity companies, made by the Corporation during the year toward attaining the Corporation's earnings per share goal, Return on Equity Goal and long-term strategic goals, including the successful integration of Scott Paper Company. Because certain performance objectives were exceeded during 1996, the bonus award to Mr. Sanders for 1996 exceeded target levels. Based upon comparison of the most recent data provided by the independent consultants described above, such bonus taken together with Mr. Sanders' base salary, was within the third quartile of such compensation paid to chief executive officers of the Industrial Company Group.

     The Compensation Committee believes that executive compensation for 1996 adequately reflects its policy to align such compensation with overall business strategy, values and management initiatives, and to ensure that the Corporation's goals and performance are consistent with the interests of its stockholders.

    Tax Deduction for Executive Compensation

     The Committee has determined that it is not in the stockholders' interests to modify the Corporation's Management Achievement Award Program plan to enable the Corporation to meet the requirements of the federal tax code provisions which limit to $1 million the deductibility of annual cash compensation paid to any executive officer named in the Summary Compensation Table for corporate income tax purposes. The Committee believes that it is in the stockholders' interests for the Committee to retain discretion in the awarding of cash bonuses to such officers to better ensure that the bonus which is paid to each such officer reflects the officer's contribution to the achievement of the Corporation's Return on Equity Goal and long-term strategic goals.

     However, the Corporation has adopted a deferred compensation plan in response to such limitations on executive compensation deductibility which allows each executive officer to defer all salary in excess of $1 million for any fiscal year. In addition, the deferred compensation plan allows each executive officer to defer all or a portion of his or her bonus for any fiscal year. Such plan permits such officers to limit their annual cash compensation to the $1 million limitation which may be deducted by the Corporation for federal income tax purposes. Such deferral will result in the possible deduction by the Corporation of such compensation when paid; however, there is no obligation on any executive officer to defer any such amounts during any fiscal year. The Corporation has determined that the impact to the Corporation of being unable to deduct that portion of the cash bonus paid to such officers which, together with their annual salary, exceeds $1 million will be minimal. In 1996, the Chief Executive Officer elected to defer all amounts of his salary and bonus in excess of $1 million.

     Furthermore, in order to maximize the deductibility of the compensation paid to the Corporation's executive officers, the Corporation's 1992 Equity Participation Plan, as amended, ensures that compensation resulting from the exercise of stock options and payments made in connection with participation share awards will be fully deductible.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Louis E. Levy, Chairman
Pastora San Juan Cafferty
Randall L. Tobias

     PERFORMANCE GRAPH

                                 Comparison of
                    Five Year Cumulative Total Return Among
                    Kimberly-Clark, S&P 500, and Peer Group*

     The stock price performance shown on the graph below is not necessarily indicative of future price performance.

     The graph treats as a special dividend the distribution on November 30, 1995 of one share of common stock of Schweitzer-Mauduit International, Inc. for every 10 shares of the Corporation's common stock held of record on November 13, 1995.


                                   [GRAPH]

         Measurement Period               Kimberly-
        (Fiscal Year Covered)               Clark            S&P 500          Peer Group
1991                                                100               100               100
1992                                             119.81            107.62            103.05
1993                                             108.99            118.46            107.71
1994                                             109.32            120.03            121.06
1995                                             189.59            165.13            163.79
1996                                             223.12            203.05            204.29

* The companies included in the Peer Group are The Clorox Co., Colgate-Palmolive Company, James River Corp, Johnson & Johnson, Paragon Trade Brands, Inc., Pope & Talbot, Inc., The Procter & Gamble Company, Tambrands Inc., The Unilever Group, Champion International, International Paper Company and Mead Corp.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, the following Directors served, and currently are serving, as members of the Compensation Committee of the Board of Directors of the
Corporation: Louis E. Levy, Chairman; Pastora San Juan Cafferty; and Randall L. Tobias. Mrs. Cafferty served as Chairperson of the Committee from January 1, 1996 until April 18, 1996.

     Wayne R. Sanders, Chairman of the Board and Chief Executive Officer of the Corporation, serves as a member of the compensation committee of the board of directors of Kimberly-Clark de Mexico, S.A. de C.V. Claudio X. Gonzalez, Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A. de C.V., serves as a member of the Board of Directors of the Corporation.

     Kathi P. Seifert, Group President - North American Personal Care Products of the Corporation, serves as a member of the board of directors of Eli Lilly and Company. Randall L. Tobias, Chairman of the Board and Chief Executive Officer of Eli Lilly and Company, serves as a member of the Compensation Committee of the Board of Directors of the Corporation.

     DEFINED BENEFIT RETIREMENT PLAN

     The table below illustrates the estimated annual standard pension benefit payable upon retirement in 1996 at specified compensation levels and years of service classifications.

                               PENSION PLAN TABLE

                                                                   YEARS OF BENEFIT SERVICE
                                       --------------------------------------------------------------------------------
                                          15         20         25         30          35           40           45
            REMUNERATION                YEARS      YEARS      YEARS      YEARS       YEARS        YEARS        YEARS
            ------------               --------   --------   --------   --------   ----------   ----------   ----------
$ 200,000............................  $ 45,000   $ 60,000   $ 75,000   $ 90,000   $  105,000   $  120,000   $  135,000
  400,000............................    90,000    120,000    150,000    180,000      210,000      240,000      270,000
  600,000............................   135,000    180,000    225,000    270,000      315,000      360,000      405,000
  800,000............................   180,000    240,000    300,000    360,000      420,000      480,000      540,000
 1,000,000...........................   225,000    300,000    375,000    450,000      525,000      600,000      675,000
 1,200,000...........................   270,000    360,000    450,000    540,000      630,000      720,000      810,000
 1,400,000...........................   315,000    420,000    525,000    630,000      735,000      840,000      945,000
 1,600,000...........................   360,000    480,000    600,000    720,000      840,000      960,000    1,080,000
 1,800,000...........................   405,000    540,000    675,000    810,000      945,000    1,080,000    1,215,000
 2,000,000...........................   450,000    600,000    750,000    900,000    1,050,000    1,200,000    1,350,000
 2,200,000...........................   495,000    660,000    825,000    990,000    1,155,000    1,320,000    1,485,000

     The compensation covered by the Corporation's defined benefit plan for which the above table is provided includes the salary and bonus information set forth in the Summary Compensation Table. The estimated years of benefit service, as of normal retirement at age 65, for the executive officers named in the Summary Compensation Table are: O. George Everbach, 19.7 years; Thomas J. Falk,
40.0 years; James T. McCauley, 34.7 years; Wayne R. Sanders, 37.1 years; and Kathi P. Seifert, 36.2 years. Under the plan, an employee is entitled to receive an annual standard benefit based on years of benefit service and subject, in some cases, to deduction for social security benefits. Benefits under the plan will be limited to the extent required by the Internal Revenue Code of 1986, as amended, with excess benefits over such limitation being paid pursuant to supplemental plans. While such supplemental plans remain unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to such trust in order to provide a source of funds to assist the Corporation in meeting its liabilities under the plans. Each of the executive officers named in the Summary Compensation Table is a participant in such supplemental plans.

     Retirement benefits for participants who have at least five years of vesting service may begin on a reduced basis at age 55, or on an unreduced basis at normal retirement age. Unreduced benefits also are available for participants with 10 years of vesting service at age 62 or as early as age 60 with 30 years of vesting service. The normal form of benefit is a single-life annuity payable monthly. Benefits will be actuarially adjusted if the employee receives one of the available forms of joint and survivor or other optional forms of benefit. In addition, each participant in the supplemental plans has the option of receiving an actuarially determined lump sum payment upon retirement after age 55 in lieu of the monthly payments which otherwise would be payable to such participant under such plans. Further, in the event of a change of control of the Corporation or a reduction in the Corporation's long-term credit rating below investment grade, each such participant would have the option of receiving the present value of his or her accrued benefits in such plans at such time in a lump sum, reduced by 10% and 5% for active and former employees, respectively.

     EXECUTIVE SEVERANCE PLAN

     The Corporation's Executive Severance Plan provides that in the event of termination of a participant's employment with the Corporation for any reason (other than death or disability) within two years after a change of control of the Corporation, as defined in the plan, the participant will receive a cash payment in an amount equal to the sum of (i) three times base salary and the maximum management achievement award, and (ii) the value of unmatured or unexercised awards or grants and nonvested benefits under the Corporation's Equity Participation Plans and the Salaried Employees Incentive Investment Plan and successor plans. The plan also provides for monthly supplemental retirement benefits equal to those that would have accrued had employment continued for an additional three years, for certain relocation costs, and for the continuation of certain other benefits for varying periods of up to three years. The Board has determined the eligibility criteria for participation in the plan. A participant ceases to be a participant in the plan when notified by the Board that it has determined that such participant has ceased to be a key executive for purposes of the plan. The Corporation has agreements under the plan with each executive officer who is named in the Summary Compensation Table.

     COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies receive an annual cash retainer of $25,000 payable pro rata quarterly in advance, and a daily attendance fee of $1,200 per meeting for each day or fraction thereof spent in attendance at a meeting of the Board or any committee thereof, subject to a maximum of $3,600 for any day on which more than one such meeting is held. Pursuant to the Outside Directors' Stock Compensation Plan, such directors also receive 300 shares of common stock of the Corporation (on a pre-Stock Split basis) on December 31 of each year, and cash dividends and accrued interest thereon are credited to an account maintained by the Corporation. All of the shares granted to any such director under such plan, together with all cash dividends and accrued interest thereon, are restricted and nontransferable until, and will be delivered to such director free of restrictions upon, his or her termination of service as a member of the Board. In addition, the Corporation reimburses such directors for expenses incurred as a result of attending Board or committee meetings. A director who is an officer or an employee of the Corporation or any of its subsidiaries, affiliates or equity companies does not receive any fees for services as a member of the Board or any committee thereof, but is reimbursed for expenses incurred as a result of such service.

     Under the deferred compensation plan for directors of the Corporation, directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies may make an irrevocable election to defer receipt of all or a portion of their annual cash retainer and meeting fees for any year. Compensation of a director that is deferred under the plan is credited either to a cash account or a stock account of such director, as provided in such election. Amounts allocated to a cash account are converted into cash credits and will earn additional cash credits quarterly at a rate of one-fourth of the per annum rate of either six percent or of that equivalent to the rate paid from time to time on six-month U.S. Treasury Bills, whichever is higher. Amounts allocated to a stock account are converted into stock credits equal to the number of shares of common stock of the Corporation which could have been purchased with such amounts. A participant's stock account also is credited with additional stock credits based on the amount of any dividends that are paid on the Corporation's common stock. Cash credits and stock credits are converted to and paid in cash at the time of distribution on the date elected by a participant, and with respect to stock credits, based on the price of a share of common stock of the Corporation. Stock credits are not shares of stock, no shares of the Corporation's common stock are ever distributed to a participant under the plan, and no participant acquires any rights as a holder of common stock under the plan. All accounts are distributed in one to 20 annual installments, as elected by the participant, or upon death.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR.

PROPOSAL 2. APPROVAL OF AUDITOR

     The Audit Committee of the Board of Directors has selected, and the Board of Directors has approved, Deloitte & Touche LLP as the principal independent auditor to audit the financial statements of the Corporation for 1996, subject to ratification by the stockholders. If the stockholders do not approve the selection of Deloitte & Touche LLP, the selection of another independent auditor will be considered by the Audit Committee. Deloitte & Touche LLP has been the independent auditor for the Corporation since its incorporation in 1928.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS SELECTION.

PROPOSAL 3. APPROVAL OF AMENDMENTS TO THE 1992 EQUITY PARTICIPATION PLAN

     The Corporation's 1992 Equity Participation Plan (the "Plan") was approved by the stockholders at the 1992 Annual Meeting of Stockholders and certain amendments to the Plan were approved by the stockholders at the 1995 Annual Meeting of Stockholders. The Board of Directors has approved and recommends to stockholders for their approval certain additional amendments to the Plan. The primary purpose of such amendments is to increase the number of shares of the Corporation's common stock available under the Plan for participation share and stock option awards.

     The principal features of the Plan, as proposed to be amended, and the relevant proposed amendments are summarized below. The full text of the Plan, as amended and restated, is set forth as Exhibit A to this Proxy Statement, which you are urged to read carefully.

THE PLAN

     The Plan is administered by the Compensation Committee of the Board of Directors. The Committee will from time to time select participants, determine the extent of participation and make all other necessary decisions and interpretations under the Plan.

     The Plan employs long-term incentive compensation based on the growth in the book value of the Corporation's common stock through the use of participation shares. The Plan also employs market value as a basis for rewarding performance through the use of tax-qualified and non-qualified stock options. For a description of such participation shares and stock options, see "Proposal 1. Election of Directors - Executive Compensation - Board Compensation Committee Report on Executive Compensation - Participation Shares and Stock Options."

     The Plan currently makes available the equivalent of 10,000,000 shares (which shall be adjusted for stock dividends, stock splits or other corporate changes, and will increase to 20,000,000 shares following the Stock Split) of the Corporation's common stock for participation share and stock option awards. At February 21, 1997, approximately 246,000 of such shares remained available for future grants. Participation shares which are retired through forfeiture or maturity and shares subject to options which become ineligible for purchase will be available for awards under the Plan to the extent permitted by Section 16 of the Securities Exchange Act of 1934, as amended (or the rules and regulations promulgated thereunder), and to the extent determined to be appropriate by the Committee.

     Eligibility to participate in the Plan is limited to employees (including officers and directors who are also employees) of the Corporation and any company in which the Corporation owns at least 20% of the equity interest. In order to be eligible, an employee must be determined by the Compensation Committee either to be in a position to contribute materially to the success of the Corporation or its affiliates or to have in the past so contributed. The current eligible group consists of approximately 700 persons, including all of those named in the Summary Compensation Table. It is impossible to determine the exact number of persons who will be eligible under the Plan during its term because the selection of participants is a discretionary decision of the Compensation Committee.

     The Committee may amend the Plan to the extent permitted by law, Section 16 of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder), section 162(m) of the Internal Revenue Code and the rules of any stock exchange on which the Corporation's common stock is listed. To the extent that the foregoing requires stockholder approval of any such amendment, the Committee may amend the Plan subject to stockholder approval.

     Under the Internal Revenue Code, optionees will realize no taxable income as a result of the grant of options. While exercise of an incentive stock option which meets the requirements of the Internal Revenue Code will not result in taxable income (except that the alternative minimum tax may apply), exercise of a nonqualified stock option will result in taxable income to the extent of the difference between the fair market value of the stock at the time of exercise and the exercise price. The Corporation will be entitled to a tax deduction upon the exercise of a nonqualified option in the amount equal to the optionee's taxable income. If the optionee sells the shares acquired on exercise of incentive stock options more than two years after the grant date and more than one year after exercise, the entire gain, if any, realized upon the sale will be taxable to the optionee as long-term capital gain. If the optionee does not satisfy the holding period requirements, the optionee will realize ordinary income, in most cases equal to the difference between the exercise price of the shares and the lesser of the fair market value of the shares on the exercise date or the amount realized on a sale or exchange of the shares, and the Corporation will be entitled to a corresponding tax deduction.

THE PROPOSED AMENDMENTS

     The primary amendment, to increase the number of shares available under the Plan for participation share and stock option awards, is proposed to ensure that there are shares available for future awards. The amendment would increase the number of shares available under the Plan from 10,000,000 shares to 20,000,000 shares on a pre-Stock Split basis (40,000,000 shares on a post-Stock Split basis). The amendment is required in order to make future participation share and stock option awards, as there is currently an insufficient number of shares available for future awards.

     The principal reason that additional shares are required under the Plan for future awards is due to the increased number of employees eligible for awards. Prior to the merger with Scott Paper Company, there were approximately 500 persons eligible for awards under the Plan. Due to the merger and the resultant growth of the Corporation, there are currently more than 700 eligible employees. In addition, the Corporation has attempted to increase the equity component of the compensation provided to members of management in order to better align their interests with those of the stockholders. Therefore, a greater number of stock options and participation shares has been awarded than was contemplated when the Plan was initially adopted.

     Non-material technical amendments, including certain changes to provisions of the Plan to take into account recent changes to the rules promulgated under
Section 16 of the Securities Exchange Act of 1934, as amended, are not summarized herein.

     In addition to the amendments discussed above, the Compensation Committee has approved certain other amendments to the Plan to make appropriate adjustments for the Stock Split. Such amendments, which are effective April 2, 1997, do not require stockholder approval and are not reflected in the Plan set forth as Exhibit A.

NEW PLAN BENEFITS

     On February 20, 1997, stock options were granted and participation shares were awarded under the Plan. The following table sets forth the option grants and participation share awards (on a pre-Stock Split basis) made to the individuals and groups referred to below.

                     1997 EQUITY PARTICIPATION PLAN AWARDS

                                                                               PARTICIPATION
                                                                                 SHARES(2)
                                                                            --------------------
                                                              NUMBER OF     NUMBER OF    PERIOD
                                                               OPTIONS       SHARES       UNTIL
                     NAME AND POSITION                        GRANTED(1)     AWARDED     PAYOUT
                     -----------------                        ----------    ---------    -------
Wayne R. Sanders............................................     90,000       30,000     5 years
Chairman of the Board and
Chief Executive Officer

O. George Everbach..........................................     24,000       12,000     5 years
Senior Vice President -
Law and Government Affairs

Thomas J. Falk..............................................     30,000       15,000     5 years
Group President -
Tissue, Pulp and Paper

James T. McCauley...........................................          0            0          --
Executive Vice President

Kathi P. Seifert............................................     24,000       12,000     5 years
Group President - North American
Personal Care Products

Executive Group.............................................    254,000      112,000     5 years

Non-Executive Director Group................................          0            0          --

Non-Executive Officer Employee Group........................  1,185,700      884,900     5 years

---------------

(1) Stock options, which generally vest over a three-year period and expire on February 19, 2007, were granted at $100.00 per share (the fair market value of the Corporation's common stock on February 20, 1997). The dollar value of the options granted depends upon the future market price of the Corporation's common stock and therefore is not presently determinable. No non-officer nominee for election as a director and no associate of any director, executive officer or nominee received any options pursuant to the above grant. In addition, no other person received or is to receive five percent or more of such options.

(2) The Compensation Committee has determined that the participation shares awarded will be paid 50 percent in cash and 50 percent in shares of the Corporation's common stock. As described in "Executive Compensation - Board Compensation Committee Report on Executive Compensation - Participation Shares and Stock Options," the dollar amount of such payout is dependent upon the growth in the book value of the Corporation's common stock. Such amount therefore is not presently determinable. The book value per share of the Corporation's common stock at December 31, 1996, which is the base value for purposes of the above awards, was $15.91.

GENERAL/VOTE REQUIRED

     The closing quotation of the common stock of the Corporation on February 20, 1997, as reported in the Wall Street Journal Listing of Composite Transactions, was $100.00 per share.

     A favorable vote by the holders of a majority of the Company's common stock present, or represented, and voting at the Annual Meeting is required to approve the foregoing amendments to the Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE 1992 EQUITY PARTICIPATION PLAN.

PROPOSAL 4. APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

     In connection with the declaration of the Stock Split, the Board also proposed and declared advisable an amendment to the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,200,000,000 (the "Charter Amendment").

     At the close of business on February 18, 1997, there were 280,341,887 shares of common stock of the Corporation outstanding and no shares of common stock reserved for future issuance. It is expected that after the Stock Split, there will be approximately 560,000,000 shares of common stock outstanding, and only approximately 40,000,000 authorized shares of common stock available for future issuance. If the Charter Amendment is approved by the stockholders, the number of shares available for issuance will increase to 640,000,000. Although there are no present plans or commitments for their use, such shares would be available for issuance without further action by stockholders except as required by law or applicable stock exchange requirements. The current Rules of the New York Stock Exchange would require stockholder approval if the number of shares of common stock to be issued would equal or exceed 20% of the number of shares of common stock outstanding immediately prior to such issuance.

     The Board of Directors believes it is desirable to authorize additional shares of common stock so that there will be sufficient shares available for issuance for purposes that the Board may hereafter determine to be in the best interests of the Corporation and its stockholders. Such purposes could include the offer of shares for cash, the declaration of stock splits and stock dividends, mergers and acquisitions and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis. The Board of Directors believes it should have the flexibility to act promptly in the best interests of stockholders. The terms of any future issuance of shares of common stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

     Although the Board of Directors has no current intention of issuing any additional shares of common stock of the Corporation as an anti-takeover defense, the issuance of additional shares could be used to create impediments to or otherwise discourage persons attempting to gain control of the Corporation. For example, the issuance of additional shares could be used to dilute the voting power of shares then outstanding. Shares of common stock could also be issued to persons or entities who would support the Board in opposing a takeover bid which the Board determines to be not in the best interests of the Corporation and its stockholders. In the case of a hostile tender offer, the ability of the Board to issue additional shares of common stock could be viewed as beneficial to management by stockholders who want to participate in such tender offer. Neither management nor the Board of Directors has any present intention to propose any anti-takeover measures in future proxy solicitations.

     If the Charter Amendment is approved, Article IV of the Restated Certificate of Incorporation of the Corporation would read in its entirety as follows:

          "The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is one billion, two hundred and twenty million (1,220,000,000) shares which shall be divided into two classes as follows:

        (a) Twenty million (20,000,000) shares of Preferred Stock without par value; and

        (b) One billion, two hundred million (1,200,000,000) shares of Common Stock of the par value of One Dollar and Twenty-five Cents ($1.25) per share."

     Approval of the Charter Amendment will require the affirmative vote of a majority of the outstanding shares of common stock of the Corporation entitled to vote thereon.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE CHARTER AMENDMENT.

1998 STOCKHOLDER PROPOSALS

     Proposals by stockholders for inclusion in the Corporation's 1998 Proxy Statement and form of proxy for the Annual Meeting of Stockholders to be held in 1998 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at such address no later than November 7, 1997. Upon receipt of any such proposal, the Corporation will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposals be forwarded by certified mail - return receipt requested.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

     The Corporation's By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to properly be brought before an annual meeting by a stockholder (other than in connection with the election of directors; see "Proposal 1. Election of Directors - Stockholder Nominations for Directors"), written notice of the stockholder proposal must be received by the Secretary of the Corporation not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year's annual meeting. Certain other notice periods are provided if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date. The stockholder's notice to the Secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information. Additional information concerning the advance notice requirement and a copy of the Corporation's By-Laws may be obtained from the Secretary of the Corporation at the address provided below.

OTHER MATTERS

     The management of the Corporation knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                            By order of the Board of Directors.

                                            /s/ DONALD M. CROOK

                                            Donald M. Crook
                                            Vice President and Secretary

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
Telephone (972) 281-1200

March 7, 1997

                                                                       EXHIBIT A

                           KIMBERLY-CLARK CORPORATION
                         1992 EQUITY PARTICIPATION PLAN
              (AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 1, 1996)

1. PURPOSE

     This 1992 Equity Participation Plan (the "Plan") of Kimberly-Clark Corporation (the "Corporation") is intended to aid in attracting and retaining highly qualified personnel and to encourage those employees who materially contribute, by managerial, scientific or other innovative means, to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation's or Affiliate's long-term success.

2. EFFECTIVE DATE

     The Plan was originally adopted effective as of April 24, 1992, upon approval by the stockholders of the Corporation at the 1992 Annual Meeting. The Plan as hereby amended and restated is adopted effective as of November 1, 1996, upon approval by the stockholders of the Corporation at the 1997 Annual Meeting.

3. DEFINITIONS

     "Account" has the meaning set forth in subsection 7(a) of this Plan.

     "Affiliate" means any company in which the Corporation owns 20% or more of the equity interest (collectively, the "Affiliates").

     "Award" has the meaning set forth in section 6 of this Plan.

     "Award Agreement" means an agreement entered into between the Corporation and a Participant setting forth the terms and conditions applicable to the Award granted to the Participant.

     "Base Value" has the meaning set forth in subsection 7(a) of this Plan.

     "Board" means the Board of Directors of the Corporation.

     "Book Value" has the meaning set forth in subsection 7(a) of this Plan.

     "Code" means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

     "Committee" means the Compensation Committee of the Board, provided that if the requisite number of members of the Compensation Committee are not Disinterested Persons, the Plan shall be administered by a committee, all of whom are Disinterested Persons, appointed by the Board and consisting of two or more directors with full authority to act in the matter. The term "Committee" shall mean the Compensation Committee or the committee appointed by the Board, as the case may be.

     "Committee Rules" means the interpretative guidelines approved by the Committee providing the foundation for administration of this Plan.

     "Common Stock" means the common stock, par value $1.25 per share, of the Corporation and shall include both treasury shares and authorized but unissued shares and shall also include any security of the Corporation issued in substitution, in exchange for, or in lieu of the Common Stock.

     "Disinterested Person" means a person who is a "Non-Employee Director" for purposes of rule 16b-3 under the Exchange Act, or any successor provision, and who is also an "outside director" for purposes of section 162(m) of the Code or any successor section.

     "Dividend Shares" has the meaning set forth in subsection 7(c) of this Plan.

     "Dividend Share Value" means Dividend Share Value as defined in subsection 7(c) of this Plan.

     "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time.

     "Fair Market Value" means the reported closing price of the Common Stock, on the relevant date as reported on the composite list used by The Wall Street Journal for reporting stock prices, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale.

     "Incentive Stock Option" means an Option which is so defined for purposes of section 422 of the Code or any successor section.

     "Insider" has the meaning set forth in subsection 15(k) of this Plan.

     "Maturity Date" has the meaning set forth in subsection 7(b) of this Plan.

     "Maturity Value" has the meaning set forth in subsection 7(c) of this Plan.

     "Nonqualified Stock Option" means any Option which is not an Incentive Stock Option.

     "Option" means a right to purchase a specified number of shares of Common Stock at a fixed option price equal to no less than 100% of the Fair Market Value of the Common Stock on the date the Award is granted.

     "Option Price" has the meaning set forth in subsection 8(b) of this Plan.

     "Participant" means an employee who the Committee selects to participate in and receive Awards under the Plan (collectively, the "Participants").

     "Participation Shares" means the right, as described in section 7, to receive an amount equal to the increase in Book Value on a specified number of shares of Common Stock.

     "Retirement" and "Retires" means the termination of employment on or after the date the Participant is entitled to receive immediate payments under a qualified retirement plan of the Corporation or an Affiliate; provided, however, if the Participant is not eligible to participate under a qualified retirement plan of the Corporation or its Affiliates then such Participant shall be deemed to have retired if his termination of employment is on or after the date such Participant has attained age 55.

     "Severe Financial Hardship" means a severe financial hardship as defined in subsection 15(h) of this Plan.

     "Stock Appreciation Right (SAR)" has the meaning set forth in subsection 8(j)(i) of this Plan.

     "Total and Permanent Disability" means Totally and Permanently Disabled as defined in the Kimberly-Clark Corporation Salaried Employees' Retirement Plan.

4. ADMINISTRATION

     The Plan and all Awards granted pursuant thereto shall be administered by the Committee. The Committee, in its absolute discretion, shall have the power to interpret and construe the Plan and any Award Agreements; provided, however, that no such action or determination may increase the amount of compensation payable that would otherwise be due in a manner that would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section. Any interpretation or construction of any provisions of this Plan or the Award Agreements by the Committee shall be final and conclusive upon all persons. No member of the Board or the Committee shall be liable for any action or determination made in good faith.

     Within 60 days following the close of each calendar year that the Plan is in operation, the Committee shall make a report to the Board. The report shall specify the employees who received Awards under the Plan during the prior year, the form and size of the Awards to the individual employees, and the status of prior Awards.

     The Committee shall have the power to promulgate Committee Rules and other guidelines in connection with the performance of its obligations, powers and duties under the Plan, including its duty to administer and construe the Plan and the Award Agreements.

     The Committee may authorize persons other than its members to carry out its policies and directives subject to the limitations and guidelines set by the Committee, except that: (a) the authority to grant Awards, the selection of officers and directors for participation and decisions concerning the timing, pricing and amount of a grant or Award shall not be delegated by the Committee;
(b) the authority to administer Awards with respect to persons who are subject to section 16 of the Exchange Act shall not be delegated by the Committee; (c) any delegation shall satisfy all applicable requirements of rule 16b-3 of the Exchange Act, or any successor provision; and (d) no such delegation shall result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section. Any person to whom such authority is granted shall continue to be eligible to receive Awards under the Plan.

5. ELIGIBILITY

     The Committee shall from time to time select the Plan Participants from those employees whom the Committee determines either to be in a position to contribute materially to the success of the Corporation or Affiliate or to have in the past so contributed. Only employees (including officers and directors who are employees) of the Corporation and its Affiliates are eligible to participate in the Plan.

6. FORMS OF AWARDS

     All Awards under the Plan shall be made in the form of Participation Shares or Options. The Committee may make Awards solely in Options or Participation Shares, or in any combination of the two. Notwithstanding anything in this Plan to the contrary, any Awards shall contain the restriction on assignability in subsection 15(f) of this Plan to the extent required under rule 16b-3 of the Exchange Act.

7. PARTICIPATION SHARES

     The Committee shall from time to time designate those Participants who shall receive Participation Share awards. The Committee shall advise such Participants of their Participation Share awards by a letter indicating the number of Participation Shares awarded and the following terms and conditions of the award.

          (a) Base Value of Participation Shares. The number of Participation Shares awarded to a Participant shall be entered in such Participant's memorandum account (the "Account") established for this purpose as of the date of the award. Each Participation Share shall be assigned a base value equal to the book value of one share of Common Stock as of the close of the fiscal year of the Corporation preceding the date of the award (the "Base Value"). Book value per share shall be defined for purposes of the Plan as common stockholders' equity, as reported in the year-end audited consolidated financial statements, or in the quarter-end unaudited consolidated financial statements, of the Corporation (as the case may be), divided by the number of shares of Common Stock outstanding as of the date of such financial statements, as adjusted pursuant to the provisions of the Plan (the "Book Value"). The term "book value", when used without initial capital letters, shall be defined as in the preceding sentence without the adjustments.

          (b) Maturation of Participation Shares. An Award of Participation Shares shall reach maturity at the close of the fiscal year (i) in which either the fifth or seventh anniversary, as determined by the Committee when the Award is granted, of the date the Award occurs, (ii) the Participant who holds such Award dies, Retires, or becomes Totally and Permanently Disabled, or (iii) the events described in subsection 9(a) occur, whichever is earlier (the "Maturity Date"). The Book Value at the Maturity Date shall be the Book Value as of the close of the fiscal year of the Corporation in which such Maturity Date occurs.

          (c) Participation Share Payments. Each Participant shall be entitled to receive a payment equal to the sum of the Maturity Value and the Dividend Share Value for his or her Participation Share award, payable as provided in subsection 7(g). Such payment shall be payable either in cash, or partly in cash and up to 50% in Common Stock, as determined by the Committee when the Award is granted. Such payment in Common Stock shall be payable in the number of shares of Common Stock that could have been purchased with the amount equal to the sum of the Maturity Value and the Dividend Share Value for that portion of his or her Participation Share award which is payable in Common Stock, at the average of the Fair Market Value of shares of Common Stock on each business day during the month immediately preceding the month of such payment. A Participation Share award shall only be paid in Common Stock as provided above to the extent shares of Common Stock are available under section 10 hereof, with the remainder settled in cash. To the extent shares of Common Stock are not fully available under section 10 hereof to fully pay such portion of the Award in shares of Common Stock then the available shares of Common Stock shall be paid on a pro rata basis, with the remainder settled in cash.

          The "Maturity Value" of an Award of Participation Shares shall be equal to the Book Value of the Participation Shares subject to such Award at the Maturity Date less the Base Value of such Participation Shares.

          Participants are not entitled to receive current dividends on their Participation Shares, but in lieu thereof their Accounts shall be credited with dividend shares (the "Dividend Shares"). The "Dividend Share Value" of an award shall be equal to the product of (A) the number of Dividend Shares credited to a Participant's Account and (B) the Book Value per share of the Common Stock at the Maturity Date. The amount available for the acquisition of Dividend Shares for a Participant's Account at the end of each fiscal quarter of the Corporation shall be determined by multiplying the total cash dividend declared per share of Common Stock during such quarter (but subsequent to the date of the award in the case of Participation Shares and subsequent to the date of crediting in the case of Dividend Shares) by the total of the Participation Shares and Dividend Shares in the Participant's Account. The amount so determined shall be divided by the Book Value of one share of Common Stock as of the close of such fiscal quarter, and the quotient shall represent the number of full and fractional Dividend Shares credited to the Participant's Account for that quarter.

          (d) Dividend Maintenance. No Dividend Shares shall be credited to a Participant's Account in any quarter (i) in which the total cash dividends declared per share of Common Stock are less than $.41 or (ii) in which the total cash dividends declared per share of Common Stock are less than the total cash dividends declared per share of Common Stock in the same quarter of the immediately preceding year, except that the determination of whether the total cash dividends per share of Common Stock are less than in the immediately preceding year shall be made after adjustment for the two-for-one stock split which occurred in 1992 in accordance with generally accepted accounting principles. When total cash dividends declared per share of Common Stock are less than total cash dividends declared per share of Common Stock in the same quarter of the immediately preceding year as described above, the book value of each Participation Share held by a Participant shall be reduced by an amount equal to the difference between the cash dividend declared in such immediately preceding quarter less the cash dividend declared in the quarter the cash dividend is reduced.

          (e) Adjustments. To preserve the benefit to the Participant and the Corporation contemplated hereby, stock repurchases (other than Common Stock transferred to the Corporation upon the exercise of an Option pursuant to subsection 8(f)) or changes in the Corporation's accounting policies during any fiscal year shall be automatically excluded for purposes of determining Book Value for purposes of this Plan for such fiscal year and for all future years with respect to any outstanding Participation Share Awards; provided, however, that the Committee shall have the discretion to waive any such exclusion that would have the effect of increasing Book Value (to the extent that such discretion does not result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section). To further preserve the benefit to the Participant and the Corporation contemplated hereby, if a cash dividend is declared in any quarter and the payment date for such cash dividend is later than the immediately subsequent quarter, then such cash dividend will be deemed to be declared in the quarter immediately preceding the payment date for all purposes of this Plan, as of the first date the Board meets in such quarter, or if the Board does not meet in such quarter, on the first business day of such quarter, including, but not limited to, the determination of (i) Book Value in subsection 7(a), (ii) Dividend Shares in subsection 7(c) and (iii) whether the total cash dividends declared per share of Common Stock in a quarter is less than $.41 or whether the total cash dividends declared per share of Common Stock are less than the total cash dividends declared per share of Common Stock in the same quarter of the immediately preceding year in subsection 7(d).

          (f) Absence of Rights as a Stockholder. A Participant shall not be entitled, on the basis of a Participation Share award, to any of the rights of a stockholder of the Corporation, including the right to vote and receive dividends on Common Stock.

          (g) Date of Payment. Except as provided in subsection 15(h), the payment provided for in subsection 7(c) shall be payable within 90 days following the Maturity Date.

          (h) Termination of Employment. Except as provided in subsection 9(a), any Participation Shares or Dividend Shares credited to a Participant's Account shall be forfeited if the Participant is dismissed or leaves the service of the Corporation or Affiliate prior to the Maturity Date of the award for any reason other than death, Retirement or Total and Permanent Disability.

          (i) Termination of Award. After the Corporation makes the cash payment provided for in subsection 7(c), any rights of the Participant (or the Participant's estate or beneficiaries) in the Participation Share award shall end.

8. STOCK OPTIONS

     The Committee shall determine and designate from time to time those Participants to whom Options are to be granted and the number of shares of Common Stock to be optioned to each. Such Options may be in the form of Incentive Stock Options or in the form of Nonqualified Stock Options. After granting an Option to a Participant, the Committee shall cause to be delivered to the Participant an Award Agreement evidencing the granting of the Option. The Award Agreement shall be in such form as the Committee shall from time to time approve. The terms and conditions of all Options granted under the Plan need not be the same, but all Options must meet the applicable terms and conditions specified in subsections 8(a) through 8(h).

          (a) Period of Option. The Period of each Option shall be no more than 10 years from the date it is granted.

          (b) Option Price. The Option price shall be determined by the Committee, but shall not in any instance be less than the Fair Market Value of the Common Stock at the time that the Option is granted (the "Option Price").

          (c) Limitations on Exercise. The Option shall not be exercisable until at least one year has expired after the granting of the Option, during which time the Participant shall have been in the continuous employ of the Corporation or an Affiliate. At any time during the period of the Option after the end of the first year, the Participant may purchase up to 30 percent of the shares covered by the Option; after the end of the second year, an additional 30 percent; and after the end of the third year, the remaining 40 percent of the total number of shares covered by the Option; provided, however, that if the Participant's employment is terminated for any reason other than death, Retirement or Total and Permanent Disability, the Option shall be exercisable only for three months following such termination and only for the number of shares of Common Stock which were exercisable on the date of such termination. In no event, however, may an Option be exercised more than 10 years after the date of its grant.

          (d) Exercise after Death, Retirement, or Disability. If a Participant dies or becomes Totally and Permanently Disabled, without having exercised the Option in full, the remaining portion of such Option may be exercised, without regard to the limitations in subsection 8(c), within (i) three years from the date of any such event or (ii) the remaining period of the Option, whichever is earlier. Upon a Participant's death, the Option may be exercised by the person or persons to whom such Participant's rights under the Option shall pass by will or by applicable law or, if no such person has such rights, by his executor or administrator. If a Participant Retires without having exercised the Option in full, the remaining portion of such Option may be exercised, without regard to the limitations in subsection 8(c), within the remaining period of the Option.

          (e) Non-transferability. During the Participant's lifetime, Options shall be exercisable only by such Participant. Options shall not be transferable other than by will or the laws of descent and distribution upon the Participant's death. Notwithstanding anything in this subsection 8(e) to the contrary, at the same time as Nonqualified Stock Options are granted the Committee may also grant to designated Participants the right to transfer such Options, to the extent allowed under rule 16b-3 of the Exchange Act, subject to the terms and conditions of the Committee Rules on the date of grant.

          (f) Exercise; Notice Thereof. Options shall be exercised by delivering to the Corporation, at the office of the Treasurer at the World Headquarters, written notice of the number of shares with respect to which Option rights are being exercised and by paying in full the Option Price of the shares at the time being acquired. Payment may be made in cash, a check payable to the Corporation or in shares of Common Stock transferable to the Corporation and having a Fair Market Value on the transfer date equal to the amount payable to the Corporation. The date of exercise shall be deemed to be the date the Corporation receives the written notice and payment for the shares being purchased. A Participant shall have none of the rights of a stockholder with respect to shares covered by such Option until the Participant becomes the record holder of such shares.

          (g) Purchase for Investment. It is contemplated that the Corporation will register shares sold to Participants pursuant to the Plan under the Securities Act of 1933. In the absence of an effective registration, however, a Participant exercising an Option hereunder may be required to give a representation that he/she is acquiring such shares as an investment and not with a view to distribution thereof.

          (h) Limitations on Incentive Stock Option Grants.

                  (i) An Incentive Stock Option shall be granted only to an individual who, at the time the Option is granted, does not own stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or Affiliates.

                  (ii) The aggregate Fair Market Value of all shares with respect to which Incentive Stock Options are exercisable by a Participant for the first time during any year shall not exceed $100,000. The aggregate Fair Market Value of such shares shall be determined at the time the Option is granted.

          (i) Options for Nonresident Aliens. In the case of any Option awarded to a Participant who is not a resident of the United States or who is employed by an Affiliate other than an Affiliate that is incorporated, or whose place of business is, in a State of the United States, the Committee may (i) waive or alter the conditions set forth in subsections 8(a) through 8(h) to the extent that such action is necessary to conform such Option to applicable foreign law, or (ii) take any action, either before or after the award of such Option, which it deems advisable to obtain approval of such Option by an appropriate governmental entity; provided, however, that no action may be taken hereunder if such action would (1) increase any benefits accruing to any Participants under the Plan, (2) increase the number of securities which may be issued under the Plan, (3) modify the requirements for eligibility to participate in the Plan, (4) result in a failure to comply with applicable provisions of the Securities Act of 1933, the Exchange Act or the Code or (5) result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

          (j) Election to Receive Cash Rather than Stock.

             (i) At the same time as Nonqualified Stock Options are granted the Committee may also grant to designated Participants the right to convert a specified number of shares of Common Stock covered by such Nonqualified Stock Options to cash, subject to the terms and conditions of this subsection 8(j). For each such Option so converted, the Participant shall be entitled to receive cash equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of conversion. Such a right shall be referred to herein as a Stock Appreciation Right ("SAR"). Participants to which an SAR has been granted shall be notified of such grant and of the Options to which such SAR pertains. An SAR may be revoked by the Committee, in its sole discretion, at any time, provided, however, that no such revocation may be taken hereunder if such action would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

             (ii) A person who has been granted an SAR may exercise such SAR during such periods as provided for in the rules promulgated under section 16 of the Exchange Act. The SAR shall expire when the period of the subject Option expires.

             (iii) At the time a Participant converts one or more shares of Common Stock covered by an Option to cash pursuant to an SAR, such Participant must exercise one or more Nonqualified Stock Options, which were granted at the same time as the Option subject to such SAR, for an equal number of shares of Common Stock. In the event that the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options is adjusted as provided in the Plan, the above SARs shall automatically be adjusted in the same ratio which reflects the adjustment to the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options.

9. GOVERNMENT SERVICE, LEAVES OF ABSENCE AND OTHER TERMINATIONS

     (a) A Participation Share award shall be considered to reach maturity as of the close of the fiscal year in which (i) a Participant's employment terminates because such Participant enters governmental or military service or (ii) the Participant's employment with the Corporation or an Affiliate is terminated by reason of a shutdown or divestiture of all or a portion of the Corporation's or its Affiliate's business.

     (b) An authorized leave of absence shall not be deemed to be a termination of employment for purposes of the Plan. A termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate likewise shall not be deemed to be a termination of employment for purposes of the Plan.

10. SHARES SUBJECT TO THE PLAN

     The number of shares of Common Stock available with respect to all Awards granted under this Plan shall not exceed 20,000,000 in the aggregate, of which not more than 20,000,000 shall be available for option and sale, subject to the adjustment provision set forth in section 12 hereof. The shares of Common Stock subject to the Plan may consist in whole or in part of authorized but unissued shares or of treasury shares, as the Board may from time to time determine. Participation Shares which are retired through forfeiture or maturity, other than those Participation Shares which are retired through the payment of Common Stock, and shares subject to Options which become ineligible for purchase will be available for Awards under the Plan to the extent permitted by section 16 of the Exchange Act (or the rules and regulations promulgated thereunder) and to the extent determined to be appropriate by the Committee. Shares of Common Stock which are distributed through the payment of Participation Share Awards pursuant to subsection 7(c) will not be available for Awards under the Plan.

11. INDIVIDUAL LIMITS

     The maximum number of Participation Shares or shares of Common Stock covered by Options which may be granted to any Participant within any 2 consecutive calendar year period shall not exceed 500,000 in the aggregate. If an Option which had been granted to a Participant is canceled, the shares of Common Stock which had been subject to such canceled Option shall continue to be counted against the maximum number of shares for which Options may be granted to the Participant. In the event that the number of Participation Shares which may be awarded or Options which may be granted is adjusted as provided in the Plan, the above limits shall automatically be adjusted in the same ratio which reflects the adjustment to the number of Participation Shares or Options available under the Plan.

12. CHANGES IN CAPITALIZATION

     In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee, to the extent necessary to preserve the benefit to the Participant contemplated hereby, to reflect such changes in (a) the aggregate number of shares subject to the Plan, (b) the maximum number of shares for which Options or Participation Shares may be granted or awarded to any Participant, (c) the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options, (d) the number of Participation Shares, the Base Value per Participation Share awarded to Participants, and the number of Dividend Shares credited to Participants' Accounts, and (e) such other provisions of the Plan as may be necessary and equitable to carry out the foregoing purposes, provided, however that no such adjustment or change may be made to the extent that such adjustment or change will result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

13. EFFECT ON OTHER PLANS

     All payments and benefits under the Plan shall constitute special compensation and shall not affect the level of benefits provided to or received by any Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliate. The Plan shall not be construed to affect in any way a Participant's rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

14. TERM OF THE PLAN

     The term of the Plan shall be ten years, beginning April 24, 1992, and ending April 23, 2002, unless the Plan is terminated prior thereto by the Committee. No Option may be granted or Participation Share awarded after the termination date of the Plan, but Options and Participation Shares theretofore granted or awarded shall continue in force beyond that date pursuant to their terms.

15. GENERAL PROVISIONS

     (a) Designated Beneficiary. Each Participant who shall be granted a Participation Share award under the Plan may designate a beneficiary or beneficiaries with the Committee on a form to be prescribed by it; provided that no such designation shall be effective unless so filed prior to the death of such Participant.

     (b) No Right of Continued Employment. Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates expressly reserve the right to discharge any Participant without liability to the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates or the Committee, except as to any rights which may be expressly conferred upon a Participant under the Plan.

     (c) Binding Effect. Any decision made or action taken by the Corporation, the Board or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all persons.

     (d) Modification of Awards.

          (1) The Committee may in its sole and absolute discretion, by written notice to a Participant, (i) limit or eliminate the ability of the Participant's Participation and Dividend Shares to generate additional Dividend Shares, and/or (ii) fix the Book Value of all or any portion of the Participant's existing Participation and existing or future Dividend Shares for the purposes of any payments that might be made under subsection 7(c) at their Book Value as of the end of the fiscal year of the Corporation in which such notice is dated so that no further appreciation occurs in such Book Value, and/or (iii) limit the period in which an Option may be exercised to a period ending at least three months following the date of such notice, and/or (iv) limit or eliminate the number of shares subject to Option after a period ending at least three months following the date of such notice. Notwithstanding anything in this subsection 15(d) to the contrary, the Committee may not take any action to the extent that such action would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

          (2) A Participant's Participation Share or Dividend Share which has had its ability to generate additional Dividend Shares limited or eliminated and for which the Book Value is fixed pursuant to subsection 15(d)(1)(i) of the Plan shall be credited with interest equal to the product of (i) the number of Interest Credits (determined pursuant to subsection 15(d)(3) below) credited to such Participant's Account as of the Maturity Date and (ii) the Book Value at which such Participation Share or Dividend Share has been fixed.

          (3) The number of Interest Credits to be credited to a Participant's Account for each fiscal quarter of the Corporation ending after the date as of which the Book Value of such Participant's Participation Shares or Dividend Shares is fixed shall be determined as follows. The total cash dividend declared per share of Common Stock during such quarter (but subsequent to the date of the award in the case of Participation Shares and subsequent to the date of crediting in the case of Dividend Shares) shall be multiplied by the total of the Participation Shares, Dividend Shares and Interest Credits in the Participant's Account. The amount so determined shall be divided by the Book Value of one share of Common Stock as of the close of such fiscal quarter. The quotient shall represent the number of full and fractional Interest Credits credited to such Participant's Account for that quarter.

     (e) No Segregation of Cash or Stock. The Accounts established for Participants are merely a bookkeeping convenience and neither the Corporation nor its Affiliates shall be required to segregate any cash or stock which may at any time be represented by Awards. Nor shall anything provided herein be construed as providing for such segregation. Neither the Corporation, its Affiliates, the Board nor the Committee shall, by any provisions of the Plan, be deemed to be a trustee of any property, and the liability of the Corporation or its Affiliates to any Participant pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by the Plan, and no such obligation of the Corporation or its Affiliates shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation or its Affiliates.

     (f) Inalienability of Benefits and Interest. Except as provided in subsections 8(e) and 15(a), no benefit payable under or interest in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary.

     (g) Delaware Law to Govern. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware.

     (h) Election to Defer Receipt.

          (1) A Participant may, with the consent of the Committee, elect to defer the receipt of all or any portion of amounts which may otherwise become payable under subsection 7(c). A Participant's receipt of any portion of the amount payable with respect to one or more outstanding Participation Share awards shall be deferred if, prior to the Maturity Date of any such award, such Participant elects such deferral by written notice to the Committee signed by the Participant and delivered to the Committee, and the Committee consents to such deferral. Such notice must clearly specify the manner of distribution described in paragraph (2) below which shall apply with respect to such deferred amounts. After adjustment for any resulting interest, the deferred amount shall be paid at the date or dates specified in the Participant's letter, and such adjusted amount shall not be subject to forfeiture as otherwise provided in subsection 7(h).

          (2) Amounts deferred pursuant to this subsection 15(h) shall be distributed in accordance with clause (i), (ii), or (iii), below, as elected by the Participant: (i) up to 15 annual installments commencing in the year after the termination of employment by reason of retirement; or
     (ii) up to five annual installments, commencing 13 months after the Participant's repatriation to his home country following a foreign assignment; or (iii) up to five annual installments, commencing as of a date requested by the Participant; provided, however, that such date shall not be more than 20 years after the Maturity Date. The amount of each installment under clause (i), (ii) or (iii) above shall be equal to the product of the amount which has not been distributed immediately prior to such installment and a fraction, the numerator of which is one and the denominator of which is the number of installments yet to be paid.

          (3) (i) Notwithstanding any other provision of this Plan to the contrary, deferred amounts shall be paid in one lump sum as soon as practicable after the death of the Participant or the termination of employment of the Participant with the Corporation for reasons other than Retirement or Total and Permanent Disability; however, if a Participant is or has been on foreign assignment in the 12 months immediately prior to the date of his termination of employment, and if the termination of employment is for any reason other than Retirement or Total and Permanent Disability, any remaining amounts shall be paid in one lump sum 13 months following the earlier of (A) the date of the Participant's repatriation to his home country following the foreign assignment or (B) the date of such termination of employment.

          (ii) Upon written application by a Participant or his legal representative stating that severe financial hardship will result from continued deferral, the Committee in its sole discretion may authorize payment of such Participant's deferred amounts prior to the date specified in the written notice described in subparagraph (h)(1) above. For purposes of this Plan, a "severe financial hardship" is an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to the individual if the emergency distribution were not permitted. Cash needs arising from foreseeable events, such as the purchase of a residence or education expenses for children shall not be considered the result of a severe financial hardship. For purposes of this Plan, a "severe financial hardship" is limited to an event described in Treasury Regulation section 1.401(k)-1(d)(2)(iv)(A)(1) or (4). For purposes of this Plan, a distribution is in "the amount necessary to satisfy the emergency" only if the requirements of Treasury Regulation section 1.401(k)-1(d)(2)(iv)(B) are satisfied. A Participant must provide the Committee with substantiation of any such claim of severe financial hardship.

          (4) Amounts deferred hereunder shall be credited with interest, compounded quarterly, from the date such amount otherwise would have been paid at a rate yielding interest equivalent to the per annum market discount rate for six-month U.S. Treasury Bills as published by the Federal Reserve Board for the seven calendar days prior to January 1 (for interest to be credited for the subsequent fiscal quarters ending March 31 and June
     30) and prior to July 1 (for interest to be credited for the subsequent fiscal quarters ending on September 30 and December 31).

     (i) Purchase of Common Stock. The Corporation and its Affiliates may purchase from time to time shares of Common Stock in such amounts as they may determine for purposes of the Plan. The Corporation and its Affiliates shall have no obligation to retain, and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock purchased pursuant to this paragraph.

     (j) Use of Proceeds. The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of Options shall be used for general corporate purposes.

     (k) Withholding. The Committee shall require the withholding of all taxes as required by law. In the case of payments of Awards in shares of Common Stock or other securities, withholding shall be as required by law and in the Committee Rules. A Participant may elect to have any portion of the federal, state or local income tax withholding required with respect to an exercise of a Nonqualified Stock Option satisfied by tendering to the Corporation shares of Common Stock, which, in the absence of such an election, would have been issued to such Participant in connection with such exercise. In the event that the value of the shares of Common Stock tendered to satisfy the withholding tax required with respect to an exercise exceeds the amount of such tax, the excess of such market value over the amount of such tax shall be returned to the Participant, to the extent possible, in whole shares of Common Stock, and the remainder in cash. The value of a share of Common Stock tendered pursuant to this subsection 15(k) shall be the Fair Market Value of the Common Stock on the date on which such shares are tendered to the Corporation. An election pursuant to this subsection 15(k) shall be made in writing and signed by the Participant. An election pursuant to this subsection 15(k) is irrevocable. A Participant who exercises an option and who is required to report to the Securities and Exchange Commission under section 16(a) of the Exchange Act (an "Insider") may satisfy the income tax withholding due in respect of such exercise pursuant to this subsection 15(k) only if the Insider also satisfies an exemption under section 16(a) of the Exchange Act (or the rules or regulations promulgated thereunder) for such withholding.

     (l) Amendments. The Committee may at any time amend, suspend, or discontinue the Plan or alter or amend any or all Awards and Award Agreements under the Plan to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, (3) permitted under applicable provisions of the Securities Act of 1933, as amended, the Exchange Act (including rule 16b-3 thereof) and (4) that such action would not result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder); provided, however, that if any of the foregoing requires the approval by stockholders of any such amendment, suspension or discontinuance, then the Committee may take such action subject to the approval of the stockholders. Except as provided in subsections 8(i) and 15(d) no such amendment, suspension, or termination of the Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any Awards or other rights previously granted the Participant under the Plan.

(LOGO) Kimberly-Clark Corporation

                           Invitation to Stockholders

                         Notice of 1997 Annual Meeting

                                Proxy Statement

                                 DETACH HERE                               KIM 2

              [KIMBERLY-CLARK LOGO] [KIMBERLY-CLARK LETTERHEAD]

        PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS - APRIL 17, 1997
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PROXY

        Wayne R. Sanders, O. George Everbach and Donald M. Crook, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified below, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas on April 17, 1997 at 11:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

        Please date, sign and return this proxy promptly. If you plan to attend the meeting, please so indicate in the space provided on the reverse side.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, AND
4. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

            IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

       PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.

                            [KIMBERLY-CLARK LOGO]

                                 DETACH HERE                               KIM 4

[ X ] PLEASE MARK YOUR VOTES AS IN THE EXAMPLE.

IT IS NOT NECESSARY TO COMPLETE THE INFORMATION UNDER PROPOSALS 1, 2, 3, AND 4 BELOW UNLESS YOU CHOOSE TO CAUSE YOUR SHARES TO BE VOTED SEPARATELY ON EACH MATTER TO BE BROUGHT BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, AND 4.



1. Election of Directors

NOMINEES: WILLIAM O. FIFIELD, WAYNE R. SANDERS,
          WOLFGANG R. SCHMITT AND RANDALL L. TOBIAS
(terms to expire at 2000 Annual Meeting of Stockholders)

          [  ]  FOR ALL     [  ] WITHHOLD AUTHORITY
                NOMINEES         TO VOTE FOR ALL NOMINEES

[  ]
FOR all nominees, except vote withheld for those named above.


                                          FOR   AGAINST  ABSTAIN
2. Selection of Auditor                   [  ]    [  ]    [  ]


3. Approval of Amendments to 1992
   Equity Participation Plan              [  ]    [  ]    [  ]

4. Approval of Charter Amendment
   to Increase Authorized Shares          [  ]    [  ]    [  ]


 MARK HERE FOR   [  ]                     MARK HERE    [  ]
ADDRESS CHANGE                           IF YOU PLAN
 AND NOTE AT                              TO ATTEND
  LOWER LEFT                             THE MEETING


I will be accompanied by                                  .
                         ---------------------------------

Please sign below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Signature:                              Date:
           ----------------------------       ---------------

Signature:                              Date:
           ----------------------------       ---------------